Exhibit 99.1

CONSENT OF DIRECTOR

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named as a potential director in the Registration Statement on Form S-1 of The ExOne Company, and any amendments or supplements thereto, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ Lloyd A. Semple
Name: Lloyd A. Semple
Date: January 7, 2013